Exhibit 4.1

NUMBER UNITS U-
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP G0703K 132

AXIOS SUSTAINABLE GROWTH ACQUISITION CORPORATION

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE,
ONE RIGHT TO RECEIVE ONE-TWENTIETH OF ONE CLASS A ORDINARY SHARE
AND ONE REDEEMABLE WARRANT TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT                                                        is the owner of                                Units.

Each Unit (“Unit”) consists of one (1) Class A Ordinary Share, par value $0.0001 per share (“Class A Ordinary Shares”), of AXIOS Sustainable Growth Acquisition Corporation, a Cayman Islands exempted company (the “Company”), one (1) right (each, a “Right”) and one (1) redeemable warrant (each, a “Warrant”). Each Warrant entitles the holder to purchase one (1) Class A Ordinary Share for $11.50 per share (subject to adjustment). Each Warrant will become exercisable thirty (30) calendar days after the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”) and will expire, unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. Every twenty (20) Rights entitles the holder thereof to receive one Ordinary Share upon consummation of the Company’s initial Business Combination. The Class A Ordinary Shares, Rights and Warrants comprising the Units represented by this certificate are not transferable separately prior to the 52nd day after the date of the prospectus relating to the Company's IPO, subject to earlier separation in the discretion of I-Bankers Securities, Inc., provided that the Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering (the “Audit 8-K”) and issuing a press release announcing when separate trading will begin. The Company shall file the Audit 8-K. The terms of the Rights and the Warrants are governed by a Rights Agreement, dated as of                      , 2022, and a Warrant Agreement, dated as of                      , 2022, respectively, both between the Company and Continental Stock Transfer & Trust Company, as Rights Agent and Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Rights Agreement and the Warrant Agreement are on file at the office of Continental Stock Transfer & Trust Company at One State Street, 30th Floor, New York, New York 10004, and are available to any Rights holder or Warrant holder, respectively, on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Chairman of the Board of Directors	Chief Executive Officer

AXIOS SUSTAINABLE GROWTH ACQUISITION CORPORATION

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIFI GIFT MIN ACT —	___________ Custodian __________ (Cust) (Minor)
TEN ENT	—	as tenants by the entireties		under Uniform Gifts to Minors Act
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common		(State)

Additional abbreviations may also be used though not in the above list.

For value received, ______________ hereby sell, assign and transfer unto ______________

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and does hereby irrevocably constitute and appoint
Attorney to transfer the said Units on the register of members of the within named Company with full power of substitution in the premises.
Dated:

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

In each case, as more fully described in the Company’s final prospectus dated               , 2022, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the Class A Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination by                     , 2023, or by such later date approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, (ii) the Company redeems the Class A Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Class A Ordinary Shares if it does not complete its initial business combination by                     , 2023, or by such later date approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, or (B) with respect to any other provision relating to the holder(s)’(s) rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her, its or their respective Class A Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind to or in the trust account.

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